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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                   FORM 8-A/A

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT
          TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                                  VENTAS, INC.
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             (Exact name of registrant as specified in its charter)

   Delaware                   1-10989               61-1055020
------------------          -----------         --------------------------
(State or other             (Commission                 (IRS Employer
jurisdiction of              File Number)             Identification No.)
incorporation)

   4360 Brownsboro Road, Suite 115,
        Louisville, Kentucky                                      40207-1642
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(Address of principal executive offices)             (Zip Code)

                                 (502) 357-9000
                                 --------------
              (Registrant's telephone number, including area code)

If this form relates to                           If this form relates to
the registration of a                             the registration of a
class of securities                               class of securities
pursuant to Section 12(b)                         pursuant to Section 12(g)
of the Exchange Act and is                        of the Exchange Act and is
effective pursuant to                             effective pursuant to
General Instruction A.(c),                        General Instruction A.(d),
please check the following                        please check the following
box. [X]                                          box. [_]



Securities Act registration statement file number to which this form relates: ------------------
                      (If applicable)

Securities to be registered pursuant to Section 12(b) of the
Act:

Title of Each Class           Name of Each Exchange on Which
to be so Registered           Each Class is to be Registered

  Preferred Stock
  Purchase Rights                       New York Stock Exchange
----------------------              ------------------------------
----------------------              ------------------------------

Securities to be registered pursuant to Section 12(g) of the
Act:
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                            (Title of Class)

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Item 1.  Description of Registrant's Securities to be
         Registered
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         On May 22, 2000, Ventas, Inc., a Delaware corporation (the "Company"), amended its rights agreement, dated as of July 20, 1993 (as amended, the "Rights Agreement"), between the Company and National City Bank (the "Rights Agent"), as amended by the First Amendment to Rights Agreement, dated as of August 11, 1995, as amended by the Second Amendment to Rights Agreement, dated as of February 1, 1998, as amended by the Third Amendment to Rights Agreement, dated as of July 27, 1998, as amended by the Fourth Amendment to Rights Agreement, dated as of April 15, 1999 (the "Fourth Amendment"), and as amended by the Fifth Amendment to the Rights Agreement, dated as of December 15, 1999 ("Fifth Amendment") by adoption of the Sixth Amendment to Rights Agreement, dated as of May 22, 2000 (the "Sixth Amendment").

         The Sixth Amendment excludes Cohen & Steers Management, Inc., an investment adviser registered under the Investment Advisers Act of 1940, together with all affiliates and associates of Cohen & Steers Management, Inc. and any other person who would constitute along with Cohen & Steers Management, Inc. or any of its advisory clients, a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (collectively, the "Cohen & Steers Group"), from the definition of Acquiring Person until the earlier of (a) such time as the Cohen & Steers Group becomes the Beneficial Owner of more than 10.32% of the outstanding shares of Common Stock of the Company and (b) the expiration of a period of three months following the date the plan of reorganization of Vencor, Inc. becomes effective under the United States Bankruptcy Code.

         The foregoing description is qualified in its entirety by reference to the Sixth Amendment which is attached as an exhibit hereto and is incorporated herein by reference.




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Item 2.  Exhibits
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Exhibit No.     Description
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(1)             Sixth Amendment to Rights Agreement, dated
                as of May 22, 2000, between the Company
                and the Rights Agent.

(2)             Summary of Rights to Purchase Series A
                Participating Preferred Stock.





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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        VENTAS, INC.

Date: May 24, 2000
                                        By: /s/ T. Richard Riney
                                            ------------------------------
                                            Name:  T. Richard Riney
                                            Title: Vice President and
                                                   General Counsel




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